Exhibit 10.2
AMENDMENT NO. 2
TO THE
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
This Amendment No. 2 to the Membership Interests Purchase Agreement (this “Amendment”), dated as of September 30, 2008, is entered into by and among Newpark Resources, Inc., a Delaware corporation (“Newpark”), Newpark Drilling Fluids LLC, a Texas limited liability company and a direct wholly-owned subsidiary of Newpark (“DFI”), Newpark Texas, L.L.C., a Louisiana limited liability company and an indirect wholly-owned subsidiary of Newpark (“Newpark Texas”), CCS Inc., an Alberta corporation (“CCS”), and CCS Midstream Services, LLC, a Louisiana limited liability company (“Purchaser”), and an Affiliate of CCS.
RECITALS:
A. Reference is herein made to that certain Membership Interests Purchase Agreement by and among Newpark, DFI, Newpark Texas, CCS, and Purchaser, dated April 16, 2008 (as amended by Amendment No. 1 dated as of June 30, 2008, the “Purchase Agreement”). Terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.
B. Newpark, DFI, Newpark Texas, CCS, and Purchaser, who constitute all of the parties to the Purchase Agreement, desire to amend the Purchase Agreement as set forth herein in accordance with Section 11.8 of the Purchase Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
Section 1. Amendment Format. In connection with each amendment to the Purchase Agreement as set forth herein that is not being deleted or added in its entirety (i) the text of the language in the Purchase Agreement which is being deleted by such amendment is stricken through and boldfaced, and (ii) the text of the language in the Purchase Agreement which is being added is double-underlined and boldfaced.
Section 2. Amendment to Section 5.1(a). The first paragraph of Section 5.1(a) of the Purchase Agreement is amended and restated in its entirety by the following:

(a) After the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Newpark shall, and shall cause each of the Transferred Entities and their respective representatives to (i) afford Purchaser and its representatives access, at reasonable times during normal business hours after first obtaining the consent of Newpark, to the books, records, properties and personnel of the Transferred Entities; (ii) furnish Purchaser and its representatives with such additional financial, operating and other data and information within the control of Newpark and/or the Transferred Entities as Purchaser may reasonably request; and (iii) otherwise cooperate with the investigation by Purchaser and its representatives of the Transferred Entities; provided, however, that if the Outside Date is extended past ~~October 8~~ November 14, 2008, Newpark may limit Purchaser’s access to the personnel of the Transferred Entities if Newpark determines, in its reasonable discretion, that such access would be disruptive to Newpark’s business. Any expenses related to the furnishing of such information which is within the control of Newpark and/or the Transferred Entities shall be paid by Newpark. The foregoing shall not require Newpark, DFI, Newpark Texas or any Transferred Entity to permit any inspection, or to disclose any information, that in the reasonable judgment of Newpark is reasonably likely to result in the disclosure of any trade secrets to third parties, violate any of its obligations with respect to confidentiality or disclose information that does not relate exclusively to the Business. All information provided to Purchaser and its representatives in accordance with this Agreement, including this Section 5.1, or by a third party subject to an obligation of confidentiality for the benefit, either directly or indirectly, of Newpark shall, prior to the Closing, be held by Purchaser and its representatives in accordance with, shall be considered “Evaluation Material” under, and shall be subject to the terms of, the Confidentiality Agreement. All requests for information made pursuant to this Section 5.1(a) shall be directed to a designated officer of Newpark or such other individual as may be designated by Newpark, and shall not be granted to the extent deemed inconsistent with any Law.
Section 3. Amendment to Section 5.2(e). Section 5.2(e) of the Purchase Agreement is amended and restated in its entirety by the following:
(e) For purposes of this Agreement, the “Agreed Value” of any Divested Asset shall be the amount equal to: (A) (x) the number obtained by dividing $85,000,000 by the LTM EBITDA (determined in accordance with Sections 9.1(a)(x) and 9.1(b)) multiplied by (y) the Adjusted EBITDA (the “Adjusted EBITDA Method”), or (B) if the Divested Asset is a property or asset owned or leased by CCS or its Affiliates and CCS reasonably determines that the Adjusted EBITDA Method will not result in a fair determination of the Agreed Value, CCS may calculate the Agreed Value utilizing a discounted cash flow analysis based upon the present value of the estimated future cash flows from such Divested Asset over a ten (10) year period beginning ~~July~~ November 1, 2008 and ending ~~June 30~~ October 31, 2018, using a discount rate of ten percent (10%) per annum (the “DCF Method”). If a Divestiture is required to obtain any necessary Governmental Consent, promptly following the determination by CCS that such Divestiture is required CCS shall provide written notice to Newpark (a “Divestiture Notice”) which shall identify the proposed Divested Assets and set forth CCS’ calculation of the Agreed Value relating to such assets. Newpark shall have ten (10) calendar days following the receipt of such Divestiture Notice to review the calculation of the Agreed Value. If Newpark and CCS are unable to agree on the calculation of such Agreed Value, such dispute shall be resolved as follows: (i) if the Agreed Value was determined on the basis of the Adjusted EBITDA Method, any such dispute shall be submitted to the Accounting Arbitrator selected in the manner provided in Section 2.4(b), and (ii) if the Agreed Value was determined on the basis of the DCF Method, any such dispute shall be submitted to a valuation expert mutually acceptable to CCS and Newpark who shall determine the Agreed Value in accordance with the DCF Method. If CCS and Newpark are unable to mutually agree upon a valuation expert within twenty (20) calendar days following the receipt of such Divestiture Notice, Newpark and CCS shall each select a valuation expert, and the two valuation experts shall select a third valuation expert who will determine, on its own, the Agreed Value of such Divested Asset in accordance with the preceding sentence. Any costs and expenses of an Accounting Arbitrator or valuation experts shall be shared equally by Newpark and CCS.

Section 4. Amendment to Section 9.1(a)(iv). Section 9.1(a)(iv) of the Purchase Agreement is amended and restated in its entirety by the following:
(iv) by either Newpark, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred on or before ~~October 8~~ November 14, 2008 (the “Outside Date”); provided, however, that (A) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date on one or more occasions for an aggregate period not to exceed forty-five (45) days if all other conditions to consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not been consummated by such date is that the condition set forth in Section 8.1(a) has not been satisfied, provided, that the extension may be increased to a period not to exceed seventy-five (75) days if a Divestiture is required and any dispute with respect to the Agreed Value is submitted to an Accounting Arbitrator or a valuation expert in accordance with Section 5.2(e), provided, further, that the Outside Date shall not be extended for a period in excess of five (5) Business Days following the later to occur of the date upon which the waiting period (or any extension thereof) under the HSR Act shall have expired or been terminated, or the date upon which a determination of the Agreed Value is made, (B) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date on one or more occasions for an aggregate period not to exceed forty-five (45) days if one or more Environmental Disputes shall have been submitted to arbitration in accordance with Section 5.14(d), provided, that the Outside Date shall not be extended for a period in excess of five (5) Business Days following the date upon which the arbitrator shall have delivered his written decision with respect to such Environmental Disputes, (C) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date (as same may have been extended) until the sooner to occur of (1) the expiration of Purchaser’s thirty (30) day notice period provided for in Section 5.14(c)(iii), or (2) five (5) Business Days following the Purchaser’s delivery of its notice under Section 5.14(c)(iii) that Purchaser is electing to continue with the transactions contemplated by this Agreement, (D) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date (as same may have been extended) up to six (6) months if Newpark exercises its option under Section 5.14(c)(iii) to cure or remediate the Selected Alleged Recognized Environmental Conditions, (E) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date on one or more occasions for an aggregate period not to exceed thirty (30) days if a dispute with respect to LTM EBITDA shall have been submitted to an Accounting Arbitrator in accordance with Section 9.1(b), provided, that the Outside Date shall not be extended for a period in excess of five (5) Business Days following the date on which the Accounting Arbitrator shall have delivered his written decision with respect to any such dispute, and (F) the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to any party to this Agreement whose failure to comply or perform in any material respect with such party’s representations, warranties, covenants or other agreements contained in this Agreement has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Outside Date. In the event (x) any Environmental Report required pursuant to Section 5.14 hereof shall not have been completed on or before the Outside Date, or (y) any Environmental Dispute shall not have been resolved by arbitration or otherwise on or before the Outside Date as it may have been extended pursuant to clause (B) above, Newpark shall have the right, at its discretion, to terminate this Agreement on the Outside Date (as same may have been extended). In the event Newpark shall not have completed the cure or remediation of the Selected Alleged Recognized Environmental Conditions on or before the Outside Date as it may have been extended pursuant to clause (D) above, Purchaser shall have the right, at its discretion, to terminate this Agreement on the Outside Date (as the same may have been extended);.

Section 4. Amendment to Section 9.1(a)(viii). Section 9.1(a)(viii) of the Purchase Agreement is amended and restated in its entirety by the following:
(viii) by Purchaser, if it is not satisfied, in its sole discretion, with the results of its due diligence, provided, however, that as a condition to its right to terminate this Agreement pursuant to this Section 9.1(a)(viii), the Purchaser must provide written notice of such termination to Newpark on or before ~~October 8~~ November 14, 2008. If Purchaser fails to provide such written notice of termination on or before ~~October 8~~ November 14, 2008, Purchaser shall have waived any right to terminate this Agreement pursuant to this Section 9.1(a)(viii);
Section 5. Miscellaneous.
The provisions of the Purchase Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas without regard to any choice of law principles. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.
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NEWPARK RESOURCES, INC.

By:	/s/ Paul L. Howes

Name:	Paul L. Howes
Title:	President and Chief Executive Officer

NEWPARK DRILLING FLUIDS LLC

By:	/s/ Mark J. Ariola

Name:	Mark J. Airola
Title:	Vice President

NEWPARK TEXAS, L.L.C.

By:	/s/ Mark J. Ariola

Name:	Mark J. Airola
Title:	Vice President

CCS INC.

By:	/s/ Jim McMahon

Name:	Jim McMahon
Title:	Vice President

CCS MIDSTREAM SERVICES, LLC

By:	/s/ Jim McMahon

Name:	Jim McMahon
Title:	Vice President

Signature Page to Amendment No. 2 to the Membership Interests Purchase Agreement